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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 28, 1998

                              MCN ENERGY GROUP INC
             (Exact name of registrant as specified in its charter)

      MICHIGAN                       1-10070                     38-2820658
State of Incorporation          (Commission File              (I.R.S. Employer
                                      Number)                Identification No.)


500 GRISWOLD STREET, DETROIT, MICHIGAN                             48226
(Address of principal executive offices)                         (Zip Code)



              Registrant's telephone number, including area code:
                                 (313) 256-5500
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Item 5. Other Events
On September 28, 1998 MCN Energy Group Inc. issued the following press release:


                           MCN ENERGY GROUP ANNOUNCES
                    ORGANIZATIONAL REALIGNMENT, COST SAVINGS

Detroit, Sept. 28, 1998 -- MCN Energy Group Inc. (NYSE:MCN) today said it is putting into place a corporate realignment that is expected to remove approximately $15 million a year from its current operating expenses. In addition to cost savings at the corporate level and at the company's MCN Investment Corporation (MCNIC) subsidiary, the realignment establishes a more streamlined organizational structure to enhance efficiency, lines of authority and internal customer responsiveness.
     The new structure includes the reassignment of several key personnel.
Lee Dow, senior vice president, treasurer and chief financial officer (CFO) at MCN's Michigan Consolidated Gas Company (MichCon) subsidiary, assumes the additional post of senior vice president and treasurer at the corporate level. Dow will have responsibility for MCN's investor relations, corporate finance, accounting, planning and tax functions. Stewart Lawrence, previously manager of external communications, has been named director of investor relations. He replaces Thomas Connelly, who has been appointed MCN general auditor. In addition, Vice Chairman and CFO William K. McCrackin has announced his intention to retire effective at the company's annual meeting in April 1999, at which time Dow will add the CFO title and responsibilities.
     "The realignment is designed to place MCN back on a course of earnings growth," MCN Chairman, President and CEO Alfred R. Glancy III said. "The cost savings will improve margins not just for the coming year, but for the long term."
     Glancy said the realignment will consolidate functions previously conducted at the MCN, MCNIC and MichCon levels. A restructuring charge of approximately $10 million, pre-tax, is expected to be recovered by year-end in relation to these actions. Not included in these reductions are organizational changes related to MCNIC's exploration and production (E&P) business, which the company has said it intends to sell in part or in its entirety. The E&P properties currently are being grouped into four packages to be presented for bids from interested buyers by year-end.
     "We have additional decisions to make regarding MCN's strategic direction moving forward," Glancy said. "Today, however, we have accomplished two key steps to get MCN back on track. First, we have identified meaningful and permanent cost reductions, and second, we have established a new, more streamlined corporate structure."
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          Glancy said the management team is in place, ready to implement the realignment and cost-savings plans. "Our team is fully assembled, comprised of talented managers who have many years of experience with the company and the energy industry," he said. "A smooth transition is laid out for Lee Dow to assume CFO responsibilities, and we are pleased to have Stewart Lawrence leading our investor relations efforts, since communicating our strategy will be a crucial element in creating shareholder value."

          Dow joined MichCon's regulatory affairs department in 1979 after working three years for Arthur Andersen & Co. He has held various positions of increasing responsibility in MichCon's regulatory, planning and marketing areas. He was appointed CFO and elected to MichCon's Board of Directors in 1995. Dow has a Bachelor of Science degree in business administration from Central Michigan University and is a Certified Public Accountant.

          Lawrence joined MCN's investor relations department in September
1996. He has 11 years of financial communications experience covering all segments of the energy business, including positions with Tesoro Petroleum Corp. in San Antonio, Panhandle Eastern Corp. (PanEnergy) in Houston, and Mesa
Limited Partnership in Amarillo, Texas. Lawrence has a Bachelor of Arts degree and a Master of Business Administration in finance and management from the University of Houston.

          Connelly joined Michcon's financial reporting department in 1979 after working three years for Ernst & Young. He as held various positions of increasing responsibility in the accounting, finance, planning and investor relations areas of MCN and MichCon. Connelly has a Bachelor of Science degree in accounting from Central Michigan University and has worked as a Certified Public Accountant.



MCN Energy Group Inc. is a diversified energy holding company with more than $4 billion of assets, and with markets and investments throughout North America and in Asia. The company operates through two major business groups: Diversified Energy, operating through MCN Investment Corporation, is involved in oil and gas exploration and production, natural gas gathering, transmission, processing and storage, energy marketing, electric power generation and distribution, and other energy-related businesses; Gas Distribution consists principally of Michigan Consolidated Gas Company, a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide
Web at http://www.mcnenergy.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. A discussion of these risks and uncertainties is included in the company's periodic reports filed with the Securities and Exchange Commission.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MCN ENERGY GROUP INC.

Date: September 29, 1998              By: /s/ Howard L. Dow III
                                          -----------------------------------
                                              Howard L. Dow III
                                          Senior Vice President and Treasurer